Exhibit 10.3

Citizens

Business Bank

A Financial Services Company

701 N Haven Avenue

Ontario, CA 91764

909.980.4030

www.cbbank.com

July 1, 2016

David Farnsworth

6308 Ellingwood Point Place

Castle Rock, CO 80108

Dear David,

It is my pleasure to confirm the following offer of employment for the position of Executive Vice President and Chief Credit Officer. This position reports to Chris Myers, President and Chief Executive Officer.

Position: Executive Vice President and Chief Credit Officer

Salary: $285,000 per year. You will be eligible for an annual Performance Review in April of each year, beginning in 2017.

Sign On Bonus: $75,000. In the event that you leave Citizens Business Bank prior to July 18, 2017 you will be responsible for the reimbursement of the sign on bonus to the Bank.

Car Allowance: $1,200 per month.

Stock Options: 15,000 stock options upon Board approval (5 year vesting).

Restricted Stock: 10,000 restricted stock grant upon Board approval (5 year vesting).

Performance You will participate in the Performance Compensation Plan (PCP) with an annual bonus

Compensation: potential of up to 75% of base salary, prorated for 2016. Bonus payouts are based upon annual performance measurements and are typically paid in February/March of the following year. The minimum payout for the 2016 PCP measured period will be $50,000.

Change in Control: Two year Change in Control

Deferred You will be eligible to participate in the Deferred Compensation Plan. Details will be

Compensation: provided to you upon hire.

Start Date: On or before July 18, 2016

D. Farnsworth

June, 2016

Benefits: As a full-time regular employee you will be eligible to participate in the Bank’s benefit plans. All benefits are based on your anticipated start date indicated above. You will be provided detailed information about your medical benefit options shortly before your waiting period ends.

• Vacation You will be eligible for ten (10) days of vacation in 2016 and (20) days each calendar year thereafter.

• Welfare Plan You will be eligible to participate in the Bank’s Benefits Plan on the first day of the month following the completion of one calendar month of employment.

• 401(k) and Profit Sharing Plan You will be eligible to participate in the CVB Financial Corporation 401(k) portion of the plan on Aug 1, 2016. Profit Sharing information will be provided to you.

Drug Test: We require a pre-employment drug test. The job offer will be contingent on successfully passing the drug test. Please contact Human Resources to schedule an appointment for a pre-employment drug test. The number is (909) 483-7126.

At Will Statement: This offer letter is not a contract of employment and shall not be construed as such Any employment relationship is based on the mutual consent of the associate and Citizens Business Bank. Accordingly, at any time, either the associate or the Bank can terminate the employment relationship at will, with or without cause or advance notice.

Company Required Agreements: Prior to the commencement of your employment, you will be required to execute several documents, including an agreement that your employment is “at will” as noted above, an agreement to abide by the Company’s policies and procedures (including those enumerated in the Associate Handbook), and an agreement to arbitrate specified claims or disputes.

Proprietary or Confidential Information: We would also like to confirm that we are not hiring you to acquire any proprietary or confidential information of your prior employers and ask that you neither bring any such information with you nor disclose any such information during your employment with us. We also want to ensure that your employment with the Company does not violate any noncompetition, non-solicitation, nondisclosure, or proprietary information or other similar agreements to which you may be bound. If you are bound by such an agreement with a prior employer or anyone else, please give us a copy of that agreement so that we can ensure that your employment with CBB will not violate that agreement. By not providing us with such an agreement, you are representing that no such agreement exists and that you will not be prevented from performing any of your duties for CBB as a result of any agreement with or other contractual or statutory obligation to (including, without limitation, any noncompetition, proprietary information

D. Farnsworth

June, 2016

or nondisclosure agreement) any prior employer or other person or entity.

Please feel free to call me if you should have any questions or require additional information. This offer will expire at 5pm (PST) on July 5, 2016. Should you accept, I ask that you sign and return one copy of this letter. In the meantime, I would be glad to discuss any aspect of this offer with you.

We are excited to have you as an important part of the Citizens Business Bank team.

Sincerely,

Christopher D. Myers

President and Chief Executive Officer

I have read and understand that any offer of employment will be contingent upon the completion of a satisfactory background check which will consist of verifying employment, education, references, social security. Department of Motor Vehicle, criminal, compliance, credit and acceptance by the bonding company.

I have read this offer and accept the terms of the position described herein.

Signature

Date July 5th, 2016